Exhibit 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

The Shareholders and the Board of Directors

Glenborough Realty Trust Incorporated:

We hereby consent to the incorporation by reference in the registration statements on Forms S-3 (Nos. 333-28601, 333-34329, 333-40959, 333-49845, 001-14162, 333-61319, 333-08806, 333-67839, 333-70463 and 333-78579) and the registration statements on Forms S-8 (Nos. 333-27677, 333-79401 and 333-80461) of Glenborough Realty Trust Incorporated (the Company) of our reports dated October 24, 2005, relating to the statements of revenue and certain expenses of 33 New Montgomery, Capitol Place III and Metro Place II which appear in the current report on Form 8-K/A of the Company dated August 11, 2005.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

San Francisco, California

October 24, 2005